Exhibit 10.13
CIE Project Coordinator Job Description
Summary
The Project Coordinator (PC) is the organizer of all current CIE business. This is to include, but is not limited to: secretarial, accounting, phone answering, and general project details.
Essential Duties and Responsibilities include the following. Other duties may be assigned.
Keep office open for CIE business from 8:30 AM till 5:00 PM Monday through Friday. A 1 hour lunch is permitted between 11:30 AM and 1:30 PM. Office shall be secured while out of the office.
Answer and track all pertinent phone calls, faxes and emails to CIE. All business shall be forwarded to proper CIE staff that business day.
CIE office and equipment is intended for CIE business exclusively.
Complete assigned projects in a timely manner.
PC shall report progress of all projects to CIE Board in writing and attend board meetings.
PC will request time away from job or office to CIE executive board in advance.
Keep essential CIE documents in an orderly file.
Inform CIE board of any relevant information related to the business of CIE. This is to include any meetings attended relative to CIE. Communicate via email regularly this business.
PC will perform any other duties necessary for the completion of the CIE project as directed by the CIE board.
Compensation
Pro
Project Coordinator will be paid $1000.00 per week on the job until July 1, 2006. The PC will be reimbursed for expenses related to the duties of conducting business for CIE. These expenses are to be submitted to the CIE treasurer.

/s/ James Johnston	/s/ Tobin Bush

Jim Johnston, Chairman	Project Coordinator